EXHIBIT 10.1

Non-Employee Director Compensation

Non-employee directors are reimbursed for expenses of meeting attendance and will be compensated in 2007 according to the following fee structure:

Board of Directors
Member Annual Retainer	$35,000 plus 3,000 shares of restricted stock*

All Committees other than Audit Committee and Executive Committee
Chair Annual Retainer	$10,000
Member Annual Retainer	$5,000
Meeting Fees	$1,500 per meeting

Audit Committee
Chair Annual Retainer	$20,000
Member Annual Retainer	$10,000
Meeting Fees	$1,500 per meeting

Executive Committee
Meeting Fees	$1,500 per meeting

*Restrictions on shares of restricted stock lapse on the one-year anniversary of the grant date.

As a further component of the compensation structure, any non-employee director first elected to the Board of Directors after January 1, 2004 will receive shares of Class A Common Stock subject to restrictions on transfer that lapse over a three-year period equal in value to $100,000 based on the fair market value of the Class A Common Stock on the date he/she is first elected to the Board, rounded to the nearest whole share.

In addition to receiving the retainer and attendance fees set forth above for all non-employee directors, the non-Executive Chairman of the Board of Directors receives an annual retainer of $200,000 plus an annual equity grant, which was 6,000 restricted shares for 2007.